UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2014

UTi Worldwide Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	000-31869	N/A
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Columbus Centre, Pelican Drive Road Town, Tortola British Virgin Islands	c/o UTi, Services, Inc. 100 Oceangate, Suite 1500 Long Beach, CA 90802 USA
(Addresses of Principal Executive Offices)

Registrant’s telephone number, including area code: 562.552.9400

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

UTi Worldwide Inc.

Current Report on Form 8-K

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 5, 2014, certain subsidiaries of UTi Worldwide Inc. (the Company) with operations in South Africa (collectively, the South African Obligors) entered into an amendment and restatement agreement, which amended and restated the Company’s South African credit facilities agreement (such facilities agreement as so amended, the Amended South African Facilities Agreement) with Nedbank Limited (Nedbank). The Amended South African Facilities Agreement provides for both: (i) a 680.0 million South African rand (ZAR) revolving credit facility, which is comprised of a ZAR 380.0 million working capital facility and a ZAR 300.0 million letter of credit, guarantee, forward exchange contract and derivative instrument facility, and (ii) a ZAR 150.0 million revolving asset-based finance facility. The Amended South African Facilities Agreement terminates in July 2016.

Overdrafts under the working capital facility and amounts outstanding under the revolving asset-based finance facility bear interest at a rate per annum equal to Nedbank’s publicly quoted prime rate minus 1%. The per annum interest rate payable in respect of foreign currency accounts will generally be the London Interbank Offered Rate (LIBOR), or with respect to a foreign currency account in euro, the Euro Interbank Offered Rate (EURIBOR), plus the lender’s cost of funds (to the extent not already taken into account in LIBOR or EURIBOR, as applicable), plus 3%. Obligations owed under the other facilities, including under the letter of credit, guarantee, forward exchange contract and derivative instrument facility will bear interest at a rate to be agreed upon in writing by the South African Obligors and Nedbank.

If a change in control of Pyramid Freight (Proprietary) Limited and Pyramid Freight (Proprietary) Limited SA Branch occurs, the Amended South African Facilities Agreement will be terminated and all amounts outstanding thereunder must be repaid no later than 5 business days after the South African Obligors receipt of notice from Nedbank that the facilities have been terminated.

The Amended South African Facilities Agreement contains events of default and covenants, including, but not limited to, financial covenants, restrictions on certain types of activities and transactions, reporting covenants, cross defaults to other indebtedness and other terms, events of default and covenants typical of credit facilities. If an event of default occurs which is continuing, all amounts outstanding under the Amended South African Facilities Agreement may, at the election of Nedbank, become immediately due and payable and Nedbank may terminate all or a portion of the facilities provided under the Amended South African Facilities Agreement. Upon the occurrence and during the continuance of an event of default, the interest rates payable under the Amended South African Facilities Agreement will be increased by 3%. The payment and performance of the obligations of the South African Obligors under the Amended South African Facilities Agreement are guaranteed by all of the South African Obligors.

The Amended South African Facilities Agreement also provides for an uncommitted seasonal customs facility which may be made available to the South African Obligors at a later date if requested by the South African Obligors.

In addition, the Amended South African Facilities Agreement provides the South African Obligors with an option to request that Nedbank increase its commitments under the revolving credit facility and the revolving asset-based finance facility in an aggregate amount up to ZAR 400.0 million, subject to the approval of Nedbank and the satisfaction of certain conditions precedent, including confirmation that (i) no default has occurred and is continuing, (ii) business rescue proceedings have not commenced with respect to any South African Obligor, and (iii) the requested increase of commitments will not affect the ability of the South African Obligors to perform their obligations under the Amended South African Facilities Agreement and the documents executed in connection therewith.

As a result of entering into the Amended South African Facilities Agreement, all of the borrowings, letters of credit, guarantees, forward exchange contracts and other instruments outstanding under the prior South African Facility ceased to be outstanding thereunder and became outstanding under the Amended South African Facilities Agreement.

Nedbank Limited is the arranger, facility agent and issuing bank under the Amended South African Facilities Agreement.

The foregoing description of the Amended South African Facilities Agreement is qualified in its entirety by reference to the full terms and conditions of the Amended South African Facilities Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1	Amendment and Restatement Agreement, dated as of September 5, 2014 by and among certain subsidiaries of UTi Worldwide Inc. and Nedbank Limited, with attached Amended and Restated Facilities Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTi Worldwide Inc.

Date: September 10, 2014	By:	/s/ Richard G. Rodick
Richard G. Rodick
Chief Financial Officer

Exhibit Index

Exhibit	Description

10.1	Amendment and Restatement Agreement, dated as of September 5, 2014 by and among certain subsidiaries of UTi Worldwide Inc. and Nedbank Limited, with attached Amended and Restated Facilities Agreement.